UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Badger Meter, Inc.
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BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2012

The Annual Meeting of the Shareholders of Badger Meter, Inc. will be held at Racine Federated, Inc., a subsidiary of Badger Meter, Inc., 8635 Washington Avenue, Racine, Wisconsin 53406, on Friday, April 27, 2012, at 8:30 a.m., local time, for the following purposes:

1. To elect as directors the eight nominees named in the proxy statement, each for a one-year term;

2. To consider an advisory vote to approve the compensation of the company’s named executive officers;

3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the company for the year ending December 31, 2012; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” each of the director nominees, and “FOR” items 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

Holders of record of our common stock at the close of business on February 29, 2012, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders are entitled to one vote per share.

By Order of the Board of Directors

William R. A. Bergum,

Secretary

March 16, 2012

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, American Stock Transfer & Trust Company, LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares via the Internet or by using a toll-free telephone number provided on the proxy card. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 27, 2012

This Proxy Statement and our 2011 Annual Report on Form 10-K are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp.

2012 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

BADGER METER, INC.

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

PROXY STATEMENT

To the Shareholders of

BADGER METER, INC.

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Badger Meter, Inc. to be used at our Annual Meeting of Shareholders (referred to as the Annual Meeting), which will be held at Racine Federated, Inc., a subsidiary of Badger Meter, Inc., 8635 Washington Avenue, Racine, Wisconsin 53406, on Friday, April 27, 2012, at 8:30 a.m., local time, and at any adjournment or postponement thereof.

If you execute a proxy, you retain the right to revoke it at any time before it is voted by giving written notice to us, by submitting a valid proxy bearing a later date or by voting your shares in person at the Annual Meeting. Unless you revoke your proxy, your shares will be voted at the Annual Meeting. Anyone who is a shareholder of record as of the close of business on February 29, 2012, may attend the Annual Meeting and vote in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you may not vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from your broker, nominee, fiduciary or other custodian.

As of the record date, we had 14,996,713 shares of common stock, par value $1 per share, outstanding and entitled to vote. You are entitled to one vote for each of your shares of common stock.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you will receive a full meeting package including a voting instruction form to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. A broker non-vote occurs when your broker, nominee, fiduciary or other custodian submits a proxy card with respect to your shares, but declines to vote on a particular matter, either because such nominee elects not to exercise its discretionary authority to vote on the matter or does not have discretionary authority to vote on the matter. Your broker, nominee, fiduciary or other custodian has the authority under New York Stock Exchange rules to vote your unvoted shares on certain routine matters like the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012, but not on the election of directors nor the advisory vote to approve the compensation of our named executive officers.

We commenced mailing this Proxy Statement and accompanying form of proxy on or about March 16, 2012.

NOMINATION AND ELECTION OF DIRECTORS

You and the other holders of the common stock are entitled to elect eight directors at the Annual Meeting. If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the election of each of the eight nominees for director identified below. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares with your specific voting instructions for the election of directors. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Directors will be elected by a plurality of votes cast at the Annual Meeting (assuming a quorum is present). If you do not vote your shares at the Annual Meeting, whether due to abstentions, broker nonvotes or otherwise, and a quorum is present, it will have no impact on the election of directors. Once elected, a director serves for a one-year term or until his/her successor has been duly appointed, or until his/her death, resignation or removal.

The nominees of the Board of Directors for director, together with certain additional information concerning each such nominee, are identified below. All of the nominees are current directors of our company. If any nominee is unable or unwilling to serve, the named proxies have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Nominees for Election to the Board of Directors

One of the company’s current directors, John J. Stollenwerk, whose term expires at the Annual Meeting, will not stand for re-election. Gail A. Lione was elected as a director on February 17, 2012. Ms. Lione was recommended by the Compensation and Corporate Governance Committee. Upon Mr. Stollenwerk terminating his services as a director, the size of the Board of Directors will be set at eight members.

The following section provides information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his/her age, all positions he/she holds, his/her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly-held, of which he/she currently serves as a director or has served as a director during the past five years. All directors meet the qualifications established by the Compensation and Corporate Governance Committee as set forth on Page 6 of this proxy statement.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Name	Age	Business Experience During Last Five Years	Director Since
Ronald H. Dix	67	Badger Meter, Inc.: Retired. Formerly, Senior Vice President — Administration, Senior Vice President — Administration and Secretary; and Senior Vice President — Administration/Human Resources and Secretary. Mr. Dix has significant experience at the company as well as a broad knowledge of employee benefit and human resource issues which enable him to assist the company in dealing with such issues.	2005

Thomas J. Fischer	64	Consultant in corporate financial and accounting matters and retired partner of Arthur Andersen LLP. Mr. Fischer is a director of Actuant Corporation, Regal-Beloit Corporation, Wisconsin Energy Corporation and CG Schmidt, a privately-held company. Mr. Fischer’s past experience in public accounting and his current roles on various public company audit committees provide him with a depth of knowledge and experience to assist the company in dealing with complex financial issues.	2003

Name	Age	Business Experience During Last Five Years	Director Since
Gale E. Klappa	61	Wisconsin Energy Corporation (a holding company for electric and gas utilities): Chairman, President and Chief Executive Officer. Mr. Klappa is a director of Wisconsin Energy Corporation and Joy Global, Inc. Mr. Klappa has significant experience as the Chief Executive Officer of a public company and as a manager of regulated utility companies. Further, he has in-depth knowledge of utility metering needs. He is able to provide valuable advice and guidance to the company in these areas.	2010

Gail A. Lione	62	Harley-Davidson Corporation: Retired President of The Harley-Davidson Foundation; former Executive Vice President, General Counsel & Secretary and Chief Compliance Officer. Ms. Lione is a director of Sargento Foods Inc., a privately-held company, and a former director of Imperial Sugar Company. Ms. Lione has significant legal and management experience in manufacturing that includes securities law, intellectual property, corporate governance and corporate compliance, as well as human resources issues, which enables her to provide valuable advice and guidance to the company.	2012

Richard A. Meeusen	57	Badger Meter, Inc.: Chairman, President and Chief Executive Officer. Formerly, President and Chief Executive Officer. Mr. Meeusen is a director of Menasha Corporation and Serigraph Inc., both privately-held companies. Mr. Meeusen has significant experience in managing Badger Meter which enables him to provide the board with valuable insights and advice.	2001

Andrew J. Policano	62	Paul Merage School of Business, University of California — Irvine: Dean. Formerly, University of Wisconsin School of Business: Professor and Dean. Mr. Policano is a director of Rockwell-Collins, Inc. and a trustee of Payden and Rygel, a mutual fund company. Mr. Policano’s experience in general management and his involvement in and knowledge of new academic research into business issues enable him to provide valuable insights and advice to the company.	1997

Steven J. Smith	61	Journal Communications, Inc. (a diversified media and communications company): Chairman and Chief Executive Officer. Formerly, Journal Communications, Inc.: Chairman, Chief Executive Officer and President. Mr. Smith is a director of Journal Communications, Inc. Mr. Smith has significant experience both in business management and as the Chief Executive Officer of a public company. He is able to provide valuable advice and insights for the company.	2000

Name	Age	Business Experience During Last Five Years	Director Since
Todd J. Teske	47	Briggs & Stratton Corporation (a producer of gasoline engines and outdoor power products): Chairman, President and Chief Executive Officer. Formerly, Briggs & Stratton Corporation: President and Chief Executive Officer; President and Chief Operating Officer; Executive Vice President and Chief Operating Officer; and Sr. Vice President and President — Briggs & Stratton Power Products Group. Mr. Teske is a director of Briggs & Stratton Corporation. Mr. Teske has significant experience in management and as the Chief Executive Officer of a public company and in the operational management of a manufacturing company, including international operations, which enables him to provide valuable advice and guidance for the company.	2009

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH NOMINEE IDENTIFIED ABOVE.

Independence, Committees, Meetings and Attendance

Our Board of Directors has three standing committees: the Audit and Compliance Committee (referred to as the Audit Committee), the Compensation and Corporate Governance Committee (referred to as the Compensation and Governance Committee) and the Employee Benefit Plans Committee. The Board of Directors has adopted written charters for each committee, which are available on our website at www.badgermeter.com under the selection “Company”— “Investors”—“Corporate Governance”—“Committees of the Board.”

In making independence determinations, the board observes all criteria for independence established by the Securities and Exchange Commission, the New York Stock Exchange, and other governing laws and regulations. The board has determined that each of the directors (other than Mr. Meeusen and Mr. Dix) (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and our Principles of Corporate Governance: (ii) meets the categorical independence standards adopted by the board (set forth below); and (iii) has no other “material relationship” with the company that could interfere with his/her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee meets the additional independence standards for audit committee members. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees. Our board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve on our Audit Committee.

The current committee assignments are:

BOARD COMMITTEES
Director	Audit and Compliance	Compensation and Corporate Governance	Employee Benefit Plans
Ronald H. Dix			X
Thomas J. Fischer	X*		X
Gale E. Klappa	X
Gail A. Lione			X
Andrew J. Policano		X	X*
Steven J. Smith	X	X*
John J. Stollenwerk		X	X
Todd J. Teske	X	X
Richard A. Meeusen

*	Chairman of the Committee

The Audit Committee met five times in 2011. The Audit Committee oversees our financial reporting process on behalf of the board and reports the results of their activities to the board. The activities of the Audit Committee include employing, with shareholder ratification, an independent registered public accounting firm for us, discussing with the independent registered public accounting firm and internal auditors the scope and results of audits, monitoring our internal controls and pre-approving and reviewing audit fees and other services performed by our independent registered public accounting firm. The board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Furthermore, the board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange.

The Compensation and Governance Committee met three times in 2011 and once in January 2012. The Compensation and Governance Committee reviews and establishes all forms of compensation for our officers and directors and administers our compensation plans, including the various stock plans. The Compensation and Governance Committee also reviews the various management development and succession programs and adopts and maintains our Principles of Corporate Governance. In addition, the Compensation and Governance Committee recommends nominees for the Board of Directors.

The Employee Benefit Plans Committee met three times in 2011. The Employee Benefit Plans Committee oversees the administration of our pension plan, employee savings and stock ownership plan, health plans and other benefit plans.

The Board of Directors held nine meetings in 2011. During 2011, all directors attended at least 75% of the meetings (held during their tenure as directors) of the full board and the committees on which they served during the period. A closed session for only outside directors was held following each of the board meetings. All members of the board attended the 2011 Annual Meeting of Shareholders. It is the board’s policy that all directors attend the Annual Meeting of Shareholders, unless unusual circumstances prevent such attendance.

Leadership Structure

Our Board of Directors currently believes it is in the best interests of the company to combine the positions of Chairman and Chief Executive Officer (CEO) because this provides the company with unified leadership and direction. In addition, our current Chairman and CEO has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the Board of Directors, as our board works together to oversee our management and affairs.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Outside Director. Our Lead Outside Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Outside Director serves as the principal liaison between the Chairman and our independent directors and chairs executive sessions that consist of only our independent directors. Mr. Teske currently serves as Lead Outside Director of the board.

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the company. The full Board of Directors participates in an annual enterprise risk management assessment. In this process, risk is assessed by management throughout the business, focusing on four primary areas of risk: employment risks, facility risks, product risks and general business risks (which include strategic, financial, legal, compliance and reputational risks), and a report is provided and presented to the board which is discussed thoroughly.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including overseeing the integrity of the Company’s financial statements, qualifications and independence of the independent registered public accounting firm, internal controls and general corporate ethics and compliance. The Compensation and Governance Committee focuses on compensation risk and corporate governance policies that help mitigate risk. The Employee Benefit Plans Committee focuses on risks associated with the administration and structure of our employee benefit plans. In addition, the Audit Committee annually reviews and assesses the effectiveness of the company’s overall compliance program.

Nomination of Directors

The Compensation and Governance Committee has responsibility for recommending nominees for our Board of Directors. All members of the Compensation and Governance Committee meet the definition of independence set forth by the New York Stock Exchange. The board has adopted a policy by which the Compensation and Governance Committee will consider nominees for board positions, as follows:

•	The Compensation and Governance Committee will review potential new candidates for Board of Directors positions.

•

The Compensation and Governance Committee will review each candidate’s qualifications in light of the needs of the Board of Directors and the company, considering the current mix of director attributes and other pertinent factors.

•	The following minimum qualifications must be met by each director nominee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the company and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board and to enhance his or her knowledge of the company’s business.

•

The specific qualities and skills required of any candidate will vary depending on our specific needs at any point in time. In considering the diversity of a candidate, the governance committee considers a variety of factors including but not limited to age, gender and ethnicity.

•	No candidate, including current directors, may stand for reelection after reaching the age of 72.

•	There are no differences in the manner in which the Compensation and Governance Committee evaluates candidates recommended by shareholders and candidates identified from other sources.

•	To recommend a candidate, shareholders should write to the Board of Directors, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. Such recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

•

To be considered by the Compensation and Governance Committee for nomination and inclusion in our proxy statement, the Board of Directors must receive shareholder recommendations for director no later than October 15 of the year prior to the relevant annual meeting of shareholders.

During 2011, and as of the date of this Proxy Statement, the Compensation and Governance Committee did not pay any fees to third parties to assist in identifying or evaluating potential candidates. Also, the Compensation and Governance Committee has not received any shareholder nominees for consideration at the 2012 Annual Meeting of Shareholders.

Communications with the Board of Directors

Shareholders and non-shareholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Lead Outside Director, by submitting such communications in writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. The Secretary will forward communications received to the appropriate party. However, commercial advertisements or other forms of solicitation will not be forwarded.

Categorical Independence Standards for Directors

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Badger Meter, Inc. will be deemed to be independent:

1. The company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.

2. Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the company need not be considered in determining independence under this test.

3. The director has not been employed by, or affiliated with the company’s present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a nonprofessional capacity).

4. Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the company’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5. Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the company and the director’s or immediate family member’s current employer; the company need not consider former employment of the director or immediate family member.

6. Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the company gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of such organization’s consolidated gross revenues (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of the Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following additional criteria:

1. A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service).

2. A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, be an affiliated person of the company.

3. If an Audit Committee member simultaneously serves on the audit committees of more than two other public companies, then the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the company’s Audit Committee. The company must disclose this determination in its proxy statement.

Available Corporate Governance Information

The company’s Code of Business Conduct, Principles of Corporate Governance and Charters of all current board committees are available on our website at www.badgermeter.com under the selection “Company” — “Investors” — “Corporate Governance.” Copies can also be obtained by writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536.

RELATED PERSON TRANSACTIONS

We had no transactions during 2011, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board of Directors has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) one of our directors, executive officers or nominees for director, (b) a greater than five percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Compensation and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Compensation and Governance Committee. Disclosure to the Compensation and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Compensation and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the

Compensation and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the Board of Directors.

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any transaction involving a related person where the rates or charges involved are determined by competitive bids.

STOCK OWNERSHIP OF BENEFICIAL OWNERS HOLDING MORE THAN FIVE PERCENT

The following table provides information concerning persons known by us to beneficially own more than five percent of our common stock as of February 29, 2012.

Name	Aggregate Number of Shares and Percent of Common Stock Beneficially Owned
BlackRock, Inc.	1,203,813	(1)
40 East 52nd Street New York, NY 10022	7.96%

Neuberger Berman Group LLC	958,448	(2)
605 Third Avenue New York, NY 10158	6.34%

The Vanguard Group, Inc.	862,498	(3)
100 Vanguard Boulevard Malvern, PA 19355	5.70%

(1)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting and dispositive power over all of the shares reported above.

(2)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by Neuberger Berman Group LLC. Neuberger Berman Group LLC may be deemed to be a beneficial owner of these securities because certain affiliated persons have shared power to retain or dispose of the securities of various unrelated clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than five percent of our common stock.

(3)	Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole dispositive power over 843,554 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,944 shares or .12% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth, as of February 29, 2012, the number of shares of common stock beneficially owned and the number of exercisable options outstanding by (i) each of our directors, (ii) each of the executive officers named in the Summary Compensation Table set forth below (referred to as the named executive officers or “NEOs”), and (iii) all of our directors and executive officers as a group. Securities and Exchange Commission rules define “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to such security.

	Aggregate Number of Shares and Percent of Common Stock Beneficially Owned(1)
Ronald H. Dix	166,119 1.1	(2) %

Thomas J. Fischer	28,963 *

Gale E. Klappa	8,218 *

Gail A. Lione	1,000 *

Richard A. Meeusen	167,254 1.1	(3) %

Andrew J. Policano	23,024 *	(4)

Steven J. Smith	23,718 *

John J. Stollenwerk	86,350 *	(5)

Todd J. Teske	8,218 *

Gregory M. Gomez	18,029 *	(6)

Horst E. Gras	17,600 *	(7)

Richard E. Johnson	136,764 *	(8)

Dennis J. Webb	48,156 *	(9)

All Directors and Executive Officers as a Group (18 persons, including those named above)	878,248 5.8%

*	Less than one percent

(1)	Unless otherwise indicated, the beneficial owner has sole investment and voting power over the reported shares, which includes shares from stock options that are currently exercisable or were exercisable within 60 days of February 29, 2012.

(2)	Ronald H. Dix has sole investment and voting power over 61,039 shares he holds directly, and 10,980 shares subject to stock options. He has shared investment and voting power over 94,100 shares he owns with his spouse.

(3)	Richard A. Meeusen has sole investment and voting power over 124,164 shares he holds directly, 3,880 shares in our Employee Savings and Stock Ownership Plan, 25,560 shares subject to stock options and 13,650 shares of restricted stock.

(4)	Does not include deferred director fee holdings of 502 phantom stock units held by Mr. Policano under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(5)	Does not include deferred director fee holdings of 24,196 phantom stock units held by Mr. Stollenwerk under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(6)	Gregory M. Gomez has sole investment and voting power over 6,140 shares he holds directly, 5,149 shares in our Employee Savings and Stock Ownership Plan, 4,140 shares subject to stock options and 2,600 shares of restricted stock.

(7)	Horst E. Gras has sole investment and voting power over 13,060 shares he holds directly, 2,340 shares subject to stock options and 2,200 shares of restricted stock.

(8)	Richard E. Johnson has sole investment and voting power over 28,000 shares he holds directly in an IRA, 2,132 shares in our Employee Savings and Stock Ownership Plan, 20,540 shares subject to stock options and 5,000 shares of restricted stock. He has shared investment and voting power over 81,092 shares he owns with his spouse.

(9)	Dennis J. Webb has sole investment and voting power over 30,000 shares he holds directly, 14,516 shares in our Employee Savings and Stock Ownership Plan, 1,440 shares subject to stock options and 2,200 shares of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policies and Procedures

Our executive compensation program for all elected officers, including each NEO, is administered by the Compensation and Governance Committee. The Compensation and Governance Committee is composed of four independent directors — Messrs. Smith (Chairman), Policano, Stollenwerk and Teske. As noted above, Mr. Stollenwerk will not stand for re-election at the Annual Meeting.

The compensation policies that guide the Compensation and Governance Committee as it carries out its duties include the following:

•	Executive pay programs should be designed to attract and retain qualified executive officers, as well as motivate and reward performance.

•

The payment of annual incentive compensation should be directly linked to the attainment of performance goals approved by the Compensation and Governance Committee. See “Total Compensation and Link to Performance” below.

•

Long-term incentive programs should be designed to enhance shareholder value by utilizing stock options, restricted stock and long-term cash incentives in order to ensure that our executive officers are committed to our long-term success.

•

The Compensation and Governance Committee should attempt to achieve a fair and competitive compensation structure for our executive officers by implementing both short-term and long-term plans with fixed and variable components.

In making its decisions and recommendations regarding executive compensation, the Compensation and Governance Committee reviews, among other things:

•

Compensation data obtained through an independent executive compensation consultant for competitive businesses of similar size and similar business activity. The data considered includes information relative to both base salary and bonus data separately and on a combined basis, as well as total cash and long-term incentive compensation.

•

Our financial performance as a whole relative to the prior year, our budget and other meaningful financial data, such as sales, return on assets, return on equity, cash generated from operations and financial position.

•	The recommendations of the Chairman, President and Chief Executive Officer with regard to the other executive officers.

In developing compensation plans for fiscal year 2012, the Compensation and Governance Committee considered the positive “say on pay” vote of our shareholders at our 2011 Annual Meeting of Shareholders. As a result and as we describe in this Compensation Discussion and Analysis, the compensation and governance committee kept in place for fiscal year 2012 most of the same executive compensation program components that it had disclosed to shareholders in the proxy statement for the 2011 Annual Meeting of Shareholders.

Role of Compensation Consultant

For 2011, the Compensation and Governance Committee engaged Towers Watson & Co. (“Towers Watson”) as its independent executive compensation consultant. The Compensation and Governance Committee generally engages an independent compensation consultant and has the authority to approve fees and other terms of the engagement. The consultant’s duties were to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist our CEO in developing compensation recommendations to present to the committee for the executive officers other than himself. The compensation consultant provides the committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

Total Compensation and Link to Performance

We strive to compensate our executive officers at competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of annual cash payments, equity-based awards and a long-term incentive program. To that end, total executive compensation is tied to our performance and is structured to ensure that, due to the nature of our business, there is an appropriate balance focused on our long-term versus short-term performance, and also a balance between our financial performance, individual performance of our executive officers and the creation of shareholder value. For example, the Annual Bonus Plan is based primarily on targeted annual growth in Earnings Before Interest and Taxes. Long-term bonus plans include a cash award based on three-year growth in earnings per share and restricted stock and option grants that increase in value with the stock price. These programs are further described under “Elements of Compensation” below.

For those compensation components where individual performance is a consideration, individual performance is considered as part of the overall evaluation process, but may only result in minor adjustments to compensation levels. For the periods disclosed, the Compensation and Governance Committee determined that the performance of all executive officers was satisfactory and therefore no significant adjustments were made to compensation levels as a result of performance evaluation.

We believe that the total compensation paid or awarded to our executive officers during 2011 was consistent with our financial performance and the individual performance of each of the executive officers. Based on our analysis and the advice of Towers Watson, our independent executive compensation consultant, we also believe that the compensation was reasonable in its totality and is consistent with our compensation philosophies as described above.

To the extent that base salaries and equity grants vary by professional role in the market place, as demonstrated by the competitive market data supplied by our independent executive compensation consultant, the base salaries and equity grants of the executive officers will vary, sometimes significantly. For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market comparisons, Chief Executive Officers typically earn significantly more in base salary and equity grants than other executive officers.

As noted above, our Chief Executive Officer serves in an advisory role to the Compensation and Governance Committee with respect to executive compensation for executive officers other than himself (the Chief Executive Officer does not participate in determining or recommending compensation for himself). His recommendations are given significant weight by the Compensation and Governance Committee, but the Compensation and Governance Committee remains responsible for all decisions on compensation levels for the executive officers and on our executive compensation policies and executive compensation programs. All decisions on executive compensation levels and programs are made by the Compensation and Governance Committee.

Elements of Compensation

The compensation program for our executive officers involves base salaries, benefits, short-term annual cash incentive bonuses and a long-term incentive program using stock options, restricted stock and cash incentives.

Peer Group and Compensation Survey Data:    Compensation levels are established for each executive officer by the Compensation and Governance Committee, with general reference to data supplied by Towers Watson on organizations of similar size and business activity. Towers Watson provided data from two sources: general industry survey data, and the recent proxy statements of a peer group selected by Towers Watson and approved by the Compensation and Governance Committee. The general industry survey data was obtained from the 2011 Towers Watson Executive Compensation Database and the 2011/2012 Towers Watson Executive Regression Database. This compensation data incorporates privately-held as well as publicly-held companies of similar size, and has a broad definition of similar business activity, thereby providing a more comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. The data includes salaries, benefits, total cash compensation, long-term incentive compensation and total compensation.

Towers Watson also developed a peer group of seventeen comparable publicly-held manufacturing companies that have similar business operations as ours. The data was size-adjusted using regression analysis based on revenues. Compensation information for the five highest paid executives at each of the seventeen companies was obtained from the proxy statements of the companies and compared to the compensation of our five highest paid executives. The companies in the peer group were Ameron International, A.O. Smith, Circor International, Colfax Corporation, ESCO Technologies, Flow International, Franklin Electric Co., Fuel Systems Solutions, Gorman-Rupp, Graco, IDEX, Lindsay, Measurement Specialties, MFRI, Mueller Water Products, Robbins & Myers, and Watts Water Technologies. The Compensation and Governance Committee annually reviews the appropriateness of the peer group.

Base Salary.    Our policy is to pay executive officers at market, with appropriate adjustments for performance and levels of responsibility. To aid the Compensation and Governance Committee in its understanding of each executive officer’s long-term performance and levels of responsibility, the Compensation and Governance Committee is given a five-year history, which sets forth the base salary, short-term incentive awards, and long-term compensation of each such officer. The Compensation and Governance Committee has consistently applied this policy and procedure with respect to base salaries for the past 20 years.

Base salary increases for our executive officers approved as of November 11, 2011 for calendar year 2012, by the Compensation and Governance Committee, ranged from 2.0% to 8.9%. The Chairman, President and Chief Executive Officer’s compensation increased 2.7%. The other NEOs received base salary increases of 3.0% for Mr. Johnson, 4.0% for Mr. Gomez and 2.0% for Messrs. Gras and Webb. These increases were based primarily on our goal to keep base salaries at market, in order to maintain competitive salary levels, but they also reflect the positive impact each of our officers had on our financial and strategic results in 2011.

Annual Bonus Plan.    Our annual bonus plan is designed to promote the maximization of shareholder value over the long term. The plan is intended to provide a competitive level of compensation when the executive officers achieve their performance objectives. Under the annual bonus plan, the target bonus for the Chairman, President and Chief Executive Officer is 80% of his base salary and the target bonus for all other NEOs is 35% — 55% of their base salary. The targets set pursuant to the annual bonus plan are comprised of two components — a financial factor based on the attainment of a certain level of Earnings Before Interest and Taxes (EBIT) and individual performance.

The Compensation and Governance Committee approves the target level of earnings used for the financial component of the determination of an executive’s annual bonus at the beginning of each year. For 2011, the target financial factor was based on achieving an increase in adjusted EBIT of 8.0% over the 2010 adjusted EBIT, at which point the target annual bonus could be paid. No annual bonus was to be paid if 2011 adjusted EBIT did not increase over the 2010 adjusted EBIT. In addition, a “stretch” bonus equal to 150% of the target bonus could be earned if adjusted EBIT increased by 15% or more over the 2010 adjusted EBIT. The annual bonus was to be pro-rated for any increase up to 15.0%. The Compensation and Governance Committee has the discretion to adjust these EBIT factors based on unusual events, such as acquisitions or losses on discontinued operations. For 2011, the Compensation and Governance Committee approved certain adjustments to EBIT (and the related bonus payments) for earnings from an acquired company, net of certain acquisition costs, for the acquisition costs incurred in 2011 associated with a company acquired in 2012, and for certain charges associated with the curtailment of a defined-benefit pension plan. After these adjustments, there were no annual bonuses paid for 2011 since 2011 adjusted EBIT did not exceed 2010 adjusted EBIT, with the exception of a bonus paid to Mr. Gras as required under German regulations and as further discussed in Note 3 of the Summary Compensation Table.

The annual bonus for each executive officer may also be adjusted up or down 10% at the discretion of the Compensation and Governance Committee. Further, the Compensation and Governance Committee has the authority to adjust the total amount of any annual bonus award on a discretionary basis. No such adjustments were made for 2011 since no annual bonuses were paid in 2011 except as noted for Mr. Gras.

Long-Term Incentive Plan (referred to as LTIP)

In 2011, long-term incentive compensation awards for the executive officers were comprised of 41.7% restricted stock awards, 20.4% stock option awards and 37.9% cash bonus. This mix is intended to provide balance between performance-oriented long-term incentive vehicles (stock options and cash bonus) and retention-oriented long-term incentive vehicles (restricted stock). We believe that the granting of company stock options and the use of cash bonus tied to an extended performance period serve to encourage the executive officers to direct efforts that will ultimately lead to an increase in shareholder value over the long-term. We believe that the granting of restricted stock serves to encourage our executive officers to direct efforts to increase shareholder value.

In determining the amount of incentive compensation to be awarded to each NEO, we consider the mix of long-term incentives provided by the companies in the competitive market data supplied by the compensation consultant as a guidepost, but we primarily structure the long-term incentive mix based on our compensation objectives. Specifically, the nature and amount of the long-term incentive compensation awarded to each of the NEOs in 2011 was based primarily on our desire to ensure that executive compensation is tied to our performance, with an appropriate balance focused on our long-term versus short-term performance. The mix of the long-term incentive awards was substantially the same for each of the NEOs. Furthermore, the individual performance of each NEO was considered as part of the overall evaluation process, with the Compensation and Governance Committee determining that the performance of each of the NEOs was satisfactory. As a result, in 2011 the individual performance of any NEO did not result in any significant adjustments to the nature or amount of the long-term incentive compensation awarded to such NEO.

The LTIP program presents an opportunity for executive officers and other key employees to gain or increase their equity interests in our stock. Each executive officer is expected to hold common stock equal to at least two-times his or her annual base salary. New officers are expected to achieve this level of stock ownership within a reasonable time, but in any event, within six years of becoming an officer. Each NEO has achieved the targeted level of stock ownership.

Stock options and restricted stock awards are granted annually to the executive officers and other key employees at amounts determined each year by the Compensation and Governance Committee. In addition, one-time stock option awards are granted to new executive officers, within one year of becoming an executive officer. All of the stock options and restricted stock awards are granted at the market price on the date of grant. Since 2003, the Compensation and Governance Committee has granted all such annual awards on the first Friday of May in each year, and has priced all such awards at the closing price of the common stock on that date. The Compensation and Governance Committee has established that date to avoid any inference of timing such awards to the release of material non-public information. If material non-public information is pending on the first Friday of May in any year, then the Compensation and Governance Committee will select a new date for awarding stock options and restricted stock for that year.

In addition to the above-mentioned awards, our LTIP provides a cash bonus to all executive officers, including the NEOs. An LTIP program was established in January of 2009 for a three-year performance period (2009-2011), which provided for the payment of a cash bonus in February of 2012, if certain diluted earnings per share targets for the performance period are met. For the 2009-2011 period, no incentive would be paid if the combined diluted earnings per share were below $5.31, the target incentive would be paid if the combined diluted earnings per share equaled $5.83 and the stretch incentive would be paid if the combined diluted earnings per share reached or exceeded $6.39. For the 2009-2011 LTIP program, which paid out in February of 2012, the Compensation and Governance Committee approved certain adjustments to diluted earnings per share (and the related bonus payments) for certain gains on settlement of a lawsuit, net of legal expenses, earnings from acquired companies, net of certain acquisition costs, for acquisition costs incurred in 2011 associated with a company acquired in 2012, and for certain charges associated with the curtailment of a defined-benefit pension plan. After these adjustments, the adjusted 2009-2011 diluted earnings per share were below the threshold which resulted in no payout under this program.

An LTIP program was established in January of 2010 for a three-year performance period (2010-2012). This program provides for the payment of a cash bonus if certain diluted earnings per share targets for the performance period are met. For the 2010-2012 period, no incentive will be paid if the combined diluted earnings per share is below $5.93, the target incentive will be paid if the combined diluted earnings per share equals $6.52 and the stretch incentive will be paid if the combined diluted earnings per share reaches or exceeds $7.15. The incentive payments will be prorated for any earnings per share amounts between these targets.

An LTIP program was established in January of 2011 for a three-year performance period (2011-2013). This program provides for the payment of a cash bonus if certain diluted earnings per share targets for the performance period are met. For the 2011-2013 period, no incentive will be paid if the combined diluted earnings per share is below $6.10, the target incentive will be paid if the combined diluted earnings per share equals $6.72 and the stretch incentive will be paid if the combined diluted earnings per share reaches or exceeds $7.51. The incentive payments will be prorated for any earnings per share amounts between these targets.

An LTIP program was established in January of 2012 for a three-year performance period (2012-2014). This program provides for the payment of a cash bonus if certain diluted earnings per share targets for the performance period are met. For the 2012-2014 period, no incentive will be paid if the combined diluted earnings per share is below $5.39, the target incentive will be paid if the combined diluted earnings per share equals $6.65 and the stretch incentive will be paid if the combined diluted earnings per share reaches or exceeds $7.85. The incentive payments will be prorated for any earnings per share amounts between these targets.

The Compensation and Governance Committee may, at its discretion, adjust these targets or the achieved earnings per share for unusual factors, such as acquisitions or losses on discontinued operations.

Other Benefits

Salary Deferral Plan.    All executive officers, except Mr. Gras, are eligible to participate in a salary deferral plan described in Note 1 of the “Nonqualified Deferred Compensation Table” below. The Compensation and Governance Committee believes that it is appropriate to offer this program to enable the officers to better manage their taxable income and retirement planning. Based on its analysis and the advice of our independent executive compensation consultant, the Compensation and Governance Committee believes that this program is competitive with comparable programs offered by other companies.

Supplemental Retirement Plans.    We offer various supplemental retirement plans to certain employees, including executive officers except Mr. Gras, a German citizen. The purpose of these plans is to compensate the employees for pension reductions caused by salary deferrals or by regulatory limitations on qualified plans. Also, there is a nonqualified supplemental executive retirement plan designed to enhance the regular retirement programs. Currently, Messrs. Meeusen and Johnson are participants in this plan. The Compensation and

Governance Committee believes that these supplemental retirement plans are appropriate to attract and retain qualified executives. For more information on these plans, see the narrative discussion that follows the “Pension Benefits Table” below.

Additional benefits.    Each executive officer receives his/her choice of either the use of a vehicle or a car allowance for both personal and business purposes. We also pay certain club dues for Mr. Meeusen. All executive officers, except Mr. Gras, participate in the Badger Meter, Inc. Employee Savings and Stock Ownership Plan and other benefit and pension plans provided to all of our U.S. employees.

Section 162(m) Limitations.    It is anticipated that all 2011 compensation to executive officers will be fully deductible under Section 162(m) of the Code and therefore the Compensation and Governance Committee determined that a policy with respect to qualifying compensation paid to certain executive officers for deductibility is not necessary.

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers (except Mr. Gras who would receive similar benefits from the company under German law), whose expertise has been critical to our success, to remain with us in the event of any merger or transition period. The Compensation and Governance Committee has reviewed these agreements and determined that they are appropriate given competitive market practices. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in- control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control. For more information regarding the KEESAs, see the discussion in “Potential Payments Upon Termination or Change-in-Control” below.

Summary Compensation Table

The following table sets forth information concerning compensation earned or paid to each of the NEOs for each of the last three fiscal years, consisting of: (1) the dollar value of base salary during the applicable fiscal year; (2) the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718; (3) the dollar value of annual incentive bonus earned and earnings for services pursuant to awards granted during the applicable fiscal years under non-equity incentive plans; (4) the change in pension value and non-qualified compensation earnings during the applicable fiscal years; (5) all other compensation for the applicable fiscal years; and finally; (6) the dollar value of total compensation for the applicable fiscal years. The NEOs are our principal executive officer, principal financial officer and three most highly compensated executive officers employed as of December 31, 2011 (each of whose total cash compensation exceeded $100,000 for fiscal year 2011).

Summary Compensation Table for 2011 (all amounts in $)

					Non-Equity Incentive Plan Compensation		Change in Pension Value and Non-Qualified Deferred Compensation (5)	All Other Compensation (7)	Total
Name & Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Annual Bonus (3)	LTIP (4)
Richard A. Meeusen —	2011	555,000	208,563	129,542	0	0	105,745	37,119	1,035,969
Chairman, President &	2010	535,000	190,130	110,670	182,208	221,267	109,531	16,549	1,365,355
CEO	2009	486,550	116,070	124,560	173,260	100,000	106,869	14,974	1,122,283
Richard E. Johnson —	2011	297,000	73,180	48,700	0	0	48,321	31,669	498,860
Sr. Vice President —	2010	288,400	46,092	32,550	72,029	127,067	57,591	15,570	639,299
Finance, CFO and Treasurer	2009	278,750	69,642	74,736	90,644	66,667	59,142	15,883	655,464
Gregory M. Gomez —	2011	160,700	36,590	20,020	0	0	8,417	23,734	249,461
Vice President —	2010	154,500	23,046	13,392	24,555	60,200	16,084	12,730	304,507
Bus. Development	2009	148,750	38,690	43,170	30,902	33,333	16,386	10,952	322,183
Horst E. Gras —	2011	323,330	21,954	11,688	25,460	0	175,288	15,642	573,362
Vice President —	2010	299,484	23,046	13,020	76,055	70,907	0	14,766	497,278
Intl. Operations(6)	2009	309,176	38,690	41,520	95,728	40,000	52,760	15,409	593,283
Dennis J. Webb —	2011	251,800	21,954	11,688	0	0	30,899	29,588	345,929
Vice President —	2010	246,900	23,046	13,020	56,045	70,907	42,011	14,649	466,578
Customer Solutions	2009	241,167	38,690	41,520	71,221	40,000	44,901	13,922	491,421

(1)	These amounts reflect the grant date fair value of the stock awards made in May of each respective year. The fair value of these stock awards is determined based on the market price of the shares on the grant date.

(2)	These amounts reflect the grant date fair value of the option awards made in May of each respective year. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2011 Annual Report on Form 10-K and such information is incorporated herein by reference.

(3)	“Non-Equity Incentive Plan Compensation — Annual Bonus” amounts represent annual incentive bonuses earned during the year indicated but paid in February of the following year. For example, any bonus earned during 2011 would have been paid in February of 2012 under the bonus program described above in the “Compensation Discussion and Analysis.” No bonuses were paid in 2012 for 2011 except for Mr. Gras, who receives one-month’s base salary as a required bonus under German regulations.

(4)	“Non-Equity Incentive Plan Compensation — TIP” represents the current year earnings under our LTIP, as previously described. The current plans have total targets for three-year periods. No amounts are shown for 2011 as the net expenses for each of the NEOs was negative for the year due to the 2011 results causing prior year expenses to be reversed under two of the three separate plans.

(5)	“Change in Pension Value and Non-Qualified Deferred Compensation” includes the 2011 aggregate increase in the actuarial present value of each NEO’s accumulated benefit under our defined benefit pension plans (with its cash balance feature) and supplemental pension plans, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements. The amounts also include $2,613 for Mr. Johnson and $1,951 for Mr. Webb, representing earnings on deferred compensation in excess of 120% of applicable federal long-term rates.

(6)	Mr. Gras, a German resident and citizen, is paid primarily in euros. The amounts shown reflect the U.S. dollar equivalent of that currency as of the dates paid. Year-to-year comparisons are affected by changes in the exchange rate. Mr. Gras is not covered by the defined benefit pension plan. The company, through its European subsidiary, provides Mr. Gras with an insurance policy that provides benefits similar to those of the other NEOs covered by the cash balance plan. The amounts shown for Mr. Gras represent the translated value of the increases in policy value in 2009 and 2011. Due to a change in German regulations, the value of the insurance policy decreased in 2010. Therefore, no value is shown for that year.

(7)	“All Other Compensation” for 2011 includes the following items:

a.	Contributions to the Badger Meter, Inc. Employee Savings and Stock Ownership Plan (ESSOP) for Messrs. Meeusen, Johnson and Webb of $4,125 each and $2,316 for Mr. Gomez for the 401(k) feature of the Plan; and $15,192 for Messrs. Meeusen, Johnson and Webb and $11,010 for Mr. Gomez for the defined contribution feature of the Plan. Mr. Gras does not participate in the ESSOP.
b.	Dividends on restricted stock of $7,616 for Mr. Meeusen, $2,860 for Mr. Johnson, $1,490 for Mr. Gomez, $1,306 for Mr. Gras and $1,271 for Mr. Webb.
c.	Vehicle usage or allowance of $6,550 for Mr. Meeusen, $9,482 for Mr. Johnson, $8,918 for Mr. Gomez, $14,336 for Mr. Gras and $9,000 for Mr. Webb.
d.	Club dues for Mr. Meeusen of $3,636.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were granted to the NEOs during 2011, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. Non-equity incentive plan awards are awards that are not subject to FASB ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period. There are no equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Restricted Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Richard A. Meeusen	May 6, 2011				5,700			208,563
	May 6, 2011					13,300	36.59	129,542
(1)	Jan. 31, 2011	100,000	200,000	300,000
(2)	Jan. 31, 2011	222,000	444,000	666,000
Richard E. Johnson	May 6, 2011				2,000			73,180
	May 6, 2011					5,000	36.59	48,700
(1)	Jan. 31, 2011	37,500	75,000	112,500
(2)	Jan. 31, 2011	81,675	163,350	245,025
Gregory M. Gomez	May 6, 2011				1,000			36,590
	May 6, 2011					2,000	36.59	20,020
(1)	Jan. 31, 2011	12,500	25,000	37,500
(2)	Jan. 31, 2011	28,123	56,425	84,368
Horst E. Gras	May 6, 2011				600			21,954
	May 6, 2011					1,200	36.59	11,688
(1)	Jan. 31, 2011	12,500	25,000	37,500
(2)	Jan. 31, 2011	56,784	113,568	170,352
Dennis J. Webb	May 6, 2011				600			21,954
	May 6, 2011					1,200	36.59	11,688
(1)	Jan. 31, 2011	12,500	25,000	37,500
(2)	Jan. 31, 2011	62,950	125,900	188,850

(1)	These awards were granted in 2011 under the three-year LTIP for potential payout in 2014. See the discussion of the plan in “Compensation Discussion and Analysis — Elements of Compensation” above.

(2)	These awards were granted in 2011 under the annual bonus plan to be paid out in 2012. The actual results in 2011 resulted in no payouts for this award. See the discussion of the plan in the “Compensation Discussion and Analysis — Elements of Compensation” above.

Stock Awards represent the fair value of restricted stock awards granted to each NEO on May 6, 2011 under the 2011 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($36.59 per share). The restricted shares vest 100% after three years from the date of grant. Dividends on the restricted shares are accrued during the vesting period and paid to the recipient upon full vesting of the shares.

Option Awards represent the fair value of stock options granted to each NEO on May 6, 2011. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2011 Annual Report on Form 10-K and such information is incorporated herein by reference. All options were granted on May 6, 2011, with an exercise price set at the closing price of the common stock on that date ($36.59 per share). All option awards vest over five years. The value of the options is $9.74 for the NEOs except for Mr. Gomez for which the value is $10.01. The overall average fair value of all options issued in 2011 was $9.80, only a portion of which we expensed in fiscal year 2011. This value was computed in accordance with FASB ASC Topic 718 under the Black-Scholes option pricing model, using the following assumptions: risk-free interest rate of 1.98%; dividend yield of 1.48%; expected market price volatility factor of 48%, and a weighted average expected life of 2.3 years. All option awards have a ten-year life from the date of grant. All unvested awards are forfeited on retirement or termination of employment for cause or otherwise. The awards are not subject to any performance-based or other material conditions.

Outstanding Equity Awards At Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

Outstanding Equity Awards as of December 31, 2011

Name	Option Awards(1)				Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)
Richard A. Meeusen	6,600 5,400 5,040 2,880 3,600 2,040 0	0 0 1,260 1,920 5,400 8,160 13,300	18.33 31.41 24.94 52.81 38.69 38.41 36.59	May 9, 2015 May 5, 2016 May 4, 2017 May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021	13,650	401,720
Richard E. Johnson	5,000 4,500 3,600 2,880 1,800 2,160 600 0	0 0 0 720 1,200 3,240 2,400 5,000	7.00 18.33 31.41 24.94 52.81 38.69 38.41 36.59	May 2, 2013 May 9, 2015 May 5, 2016 May 4, 2017 May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021	5,000	147,150
Gregory M. Gomez	2,700 1,200 240 0	1,800 1,800 960 2,000	52.81 38.69 38.41 36.59	May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021	2,600	76,518
Horst E. Gras	240 900 1,200 240 0	240 600 1,800 960 1,200	24.94 52.81 38.69 38.41 36.59	May 4, 2017 May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021	2,200	64,746
Dennis J. Webb	1,800 1,440 1,800 1,440 1,200 240 0	0 0 0 480 1,800 960 1,200	7.00 18.33 31.41 24.94 38.69 38.41 36.59	May 2, 2013 May 9, 2015 May 5, 2016 May 4, 2017 May 1, 2019 May 7, 2020 May 6, 2021	2,200	64,746

(1)	There were no stock or option awards outstanding for any of the NEOs as of December 31, 2011 that were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes.

(2)	Restricted stock awards generally vest 100% after three years from date of grant. A portion of the stock options with an expiration date of May 2, 2013, vested at a rate of 25% per year, starting May 2, 2006, with full vesting completed on May 2, 2009. All other stock options vest as follows:

Expiration Date	Grant Date	Vesting Term	Full Vesting
Jan. 29, 2012	Jan. 29, 2002	20% per year	Jan. 29, 2007
May 2, 2013	May 2, 2003	20% per year	May 2, 2008
May 9, 2015	May 9, 2005	20% per year	May 9, 2010
May 5, 2016	May 5, 2006	20% per year	May 5, 2011
May 4, 2017	May 4, 2007	20% per year	May 4, 2012
May 2, 2018	May 2, 2008	20% per year	May 2, 2013
May 1, 2019	May 1, 2009	20% per year	May 1, 2014
May 7, 2020	May 7, 2010	20% per year	May 7, 2015
May 6, 2021	May 6, 2011	20% per year	May 6, 2016

Option Exercises and Stock Vested

The following table sets forth information relating to the number of stock options exercised during the last fiscal year for each of the NEOs on an aggregate basis. It also gives the number of shares of restricted stock that vested during 2011 and its value on the date of vesting at a price of $37.77 per share.

Option Exercises and Stock Vested for 2011

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vested Shares ($)
Richard A. Meeusen	0	0	1,600	60,432
Richard E. Johnson	0	0	1,000	37,770
Gregory M. Gomez	5,000	147,325	500	18,885
Horst E. Gras	0	0	500	18,885
Dennis J. Webb	0	0	250	9,443

For further details regarding options and restricted stock, see the description of the LTIP in “Compensation Discussion and Analysis — Elements of Compensation” above.

Pension Benefits

Qualified Defined Benefit Plan

The following table sets forth the actuarial present value of each NEO’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. Except for Mr. Gras, the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the NEOs are included under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statements in our 2011 Annual Report on Form 10-K, and such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company’s audited financial statements for the year ended December 31, 2011. Note that benefits under this plan were frozen as of December 31, 2010 and replaced with a defined contribution plan. Interest will continue to be credited on the frozen balance at a rate of interest based upon 30-year U.S. Treasury securities. The table also reports any pension benefits paid to each NEO during the year.

Pension Benefits as of December 31, 2011

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During 2011 ($)
Richard A. Meeusen	Qualified Pension Plan	16	240,525	0
	Non-qualified Unfunded Supplemental Retirement Plan	16	297,393	0
	Non-qualified Unfunded Executive Supplemental Plan	N/A	266,369	0

Richard E. Johnson	Qualified Pension Plan	11	147,182	0
	Non-qualified Unfunded Supplemental Retirement Plan	11	84,585	0
	Non-qualified Unfunded Executive Supplemental Plan	N/A	156,260	0

Gregory M. Gomez	Qualified Pension Plan	27	170,271	0
	Non-qualified Unfunded Supplemental Retirement Plan	N/A	0	0

Horst E. Gras	Value of Insurance Policy (translated from Euros)	19	561,128	0

Dennis J. Webb	Qualified Pension Plan	27	420,979	0
	Non-qualified Unfunded Supplemental Retirement Plan	27	75,610	0

Qualified Defined Contribution Plan

We maintain a defined contribution retirement plan (through the ESSOP) covering all domestic salaried employees, including each NEO except Mr. Gras. Mr. Gras, a German resident and citizen, is not covered by this plan. Through our European subsidiary, we provide Mr. Gras with an insurance policy that provides benefits similar to those of the other NEOs.

Under the defined contribution plan, Messrs. Meeusen, Johnson, Gomez and Webb each have an account balance which is credited each year with dollar amounts equal to 5% of compensation, plus 2% of compensation in excess of the Social Security wage base. Individuals then invest the funds in various investment vehicles offered to all employees. Any amounts exceeding qualified plan limits are reflected in the “Non-qualified Unfunded Supplemental Retirement Plan” amounts in the above table. Amounts earned in 2011 for Messrs. Meeusen, Johnson, Gomez and Webb were $15,014, $15,014, $10,832 and $15,014, respectively. Such amounts were credited to their accounts in early 2012.

Non-Qualified Unfunded Supplemental Retirement Plan

Since benefits under our retirement programs are based on taxable earnings, any deferral of salary or bonus can result in a reduction of these benefits. To correct for this reduction, participants in the salary deferral program also participate in a non-qualified unfunded supplemental retirement benefit plan designed to compensate for reduced retirement benefits caused by the deferral of salary. Benefits under this plan represent the difference between normal retirement benefits that the executive officer would have earned if no salary had been deferred, and the reduced benefit level due to the salary deferral.

Internal Revenue Service regulations limit the amount of compensation to be considered in qualified pension benefit calculations to $245,000 in 2011, and varying amounts for prior years. Any employee, including any NEO, whose compensation is in excess of the Internal Revenue Service limits also participates in the non-qualified unfunded supplemental retirement plan. Benefits from this plan are calculated to provide the participant the same pension benefits as if there were no compensation limit. These benefits are included in the table above.

Non-Qualified Unfunded Executive Supplemental Plans

Messrs. Meeusen and Johnson participate in an unfunded non-qualified supplemental executive retirement plan. This is a defined contribution plan, under which we contribute annually 7.5% of each participant’s annual salary. Participants may elect a lump-sum payout or annual installments up to ten years. Interest is credited monthly on the beginning of the year balance at the prime rate of interest.

Non-qualified Deferred Compensation

The following table sets forth annual executive officer and company contributions under non-qualified defined contribution and other deferred compensation plans, as well as each NEO’s withdrawals, earnings and fiscal-year end balances in those plans. Messrs. Meeusen, Gomez and Gras do not currently participate in the Plan.

Non-qualified Deferred Compensation for 2011 ($)

Name	Executive Contributions in 2011(1)(2)	Company Contributions in 2011	Aggregate Earnings in 2011(2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2011
Richard E. Johnson	59,400	—	6,170	31,955	253,985
Dennis J. Webb	—	—	6,216	—	215,359

(1)	All executive officers, except Mr. Gras, are eligible to participate in a Salary Deferral Plan. Under this plan, officers may elect to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Participants may elect to defer payment for a specified period of time or until retirement or separation from service. Participants may also elect a lump-sum payout or annual installments up to ten years. Interest is credited quarterly on the deferred balances at an annual interest rate equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent.

(2)	All executive officer contributions shown in the above table are also included in the Summary Compensation Table as part of salary or bonus, along with the portion of the 2011 earnings shown in the above table that are considered above-market (as quantified in Note 5 to the Summary Compensation Table).

Potential Payments Upon Termination or Change-in-Control

We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers (except Mr. Gras), whose expertise has been critical to our success, to remain with us in the event of any merger or transition period. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in- control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

There are two forms of the KEESA. The KEESA for the Chairman, President and Chief Executive Officer provides for payment of salary and annual incentive compensation of three years, as well as the actuarial equivalent of the additional retirement benefits he would have earned had he remained employed for three more years, continued medical, dental, and life insurance coverage for three years, outplacement services and financial planning counseling. The KEESA for all other executive officers provides for payment of two years’ salary and annual incentive compensation, along with two years’ coverage pursuant to the other benefits set forth above. Any executive officer who receives compensation under the KEESA is restricted from engaging in competitive activity for a period of six months after termination and is required to maintain appropriate confidentiality relative to all company information. The agreements also provide for a tax gross-up payment to the executive if any payments in connection with the change-in-control are subject to the 20% excise tax imposed by the Internal Revenue Service for “excess parachute payments.”

For purposes of each KEESA, a “change-in-control” is deemed to have occurred if (1) any person (other than the company or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of stock in the company) is or becomes the beneficial owner, directly or indirectly, of 15% or more of our voting securities; or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 31, 1999, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on July 31, 1999 or whose appointment, election or nomination for election was previously so approved; or (3) our shareholders approve a merger, consolidation or share exchange of the company with any other corporation or approve the issuance of our voting securities in connection with a merger, consolidation or share exchange of the company, with limited exceptions; or (4) our shareholders approve a plan of complete liquidation or dissolution of the company or an agreement for the sale or disposition by us of all or substantially all of our assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by us of all or substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the company immediately prior to such sale.

For purposes of each KEESA, “good reason” means that the executive officer has determined in good faith that any of the following events has occurred: (1) any breach of the KEESA by us other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we promptly remedy; (2) any reduction in the executive officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive officer in effect at any time during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (3) a material adverse change, without the executive officer’s prior written consent, in the executive officer’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (4) the relocation of the executive officer’s principal place of employment to a location more than 35 miles from the executive officer’s principal place of employment on the date 180 days prior to the change-in-control; (5) we require the executive officer to travel on business to a materially greater extent than was required during the 180-day period prior to the change-in-control; (6) we terminate the executive officer’s employment after a change-in-control without delivering the required notice, in specified circumstances.

The following table describes the potential payments upon termination or a change-in-control. This table assumes the NEO’s employment was terminated on December 30, 2011, the last business day of our prior fiscal year. While Mr. Gras does not have a KEESA, German law would provide him with similar benefits from the company, which are translated at the year-end exchange rate. In addition to the table below, any unvested stock options or unvested restricted stock, as shown on page 21, would vest upon a change-in-control.

KEESA Benefits if Exercised at December 31, 2011 ($)

Name	Salary and Bonus	Retirement Benefits	Medical Dental Life	Other	Total
Richard A. Meeusen	2,997,000	224,004	51,213	21,000	3,293,217
Richard E. Johnson	920,700	79,003	32,218	21,000	1,052,921
Gregory M. Gomez	433,890	16,721	30,896	21,000	502,508
Horst E. Gras	875,306	350,575	32,218	21,000	1,279,099
Dennis J. Webb	755,400	28,572	31,778	21,000	836,750

Compensation and Corporate Governance Committee Report

The Compensation and Governance Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the annual report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation and Corporate Governance Committee

    Steven J. Smith, Chairman

    Andrew J. Policano

    John J. Stollenwerk

    Todd J. Teske

Compensation Risk Assessment

The Compensation and Governance Committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs, and has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on the company.

Director Compensation

Compensation Philosophy and Role of the Committee

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board of Directors in the industry in which we operate. We believe that director compensation packages are comparable relative to the competitive market. Director compensation is determined by the Compensation and Governance Committee with approval by the full Board of Directors, and equity programs such as our Director Stock Grant Plans, are approved by shareholders.

Recommendations regarding outside director compensation are made by the Compensation and Governance Committee. The independent executive compensation consultant provides the Compensation and Governance Committee with a competitive compensation analysis of outside director compensation programs relative to our industry for use in the Compensation and Governance Committee’s decision-making. Although the independent executive compensation consultant provides market data for consideration by the Compensation and Governance Committee in setting director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for the directors, nor does the consultant determine the amount or form of director compensation. All decisions on director compensation levels and programs are made by the full Board of Directors based on the recommendation provided by the Compensation and Governance Committee.

Director Compensation Table and Components of Director Compensation

The following table summarizes the director compensation for 2011 for all of our non-employee directors. Mr. Meeusen does not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ronald H. Dix	53,100	44,984	98,084
Thomas J. Fischer	63,100	44,984	108,084
Gale E. Klappa	55,500	44,984	100,484
Andrew J. Policano	58,700	44,984	103,684
Steven J. Smith	61,100	44,984	106,084
John J. Stollenwerk	56,700	44,984	101,684
Todd J. Teske	61,100	44,984	106,084

(1)	Under the 2011 Omnibus Incentive Plan, each director was awarded a grant of stock valued at $45,000. The amount was divided by $37.77, the closing price of the stock on the date of grant, and rounded down to the nearest whole share amounting to 1,191 shares of common stock on May 2, 2011. This column reflects the value of that award. As of December 31, 2011, the directors had the following outstanding number of vested option awards: Mr. Dix (10,980 granted during his employment at the company), Mr. Fischer (0), Mr. Klappa (6,000), Mr. Policano (6,400), Mr. Smith (0), Mr. Stollenwerk (6,400) and Mr. Teske (6,000). There were no outstanding stock awards at December 31, 2011. Ms. Lione was elected to the Board of Directors February 17, 2012.

Retainer and Meeting Fees.    In 2011, non-employee directors received a $27,000 annual retainer. Non-employee directors receive $2,500 for each Board of Directors meeting attended and $1,200 for each committee meeting attended. In addition, they are reimbursed for reasonable out-of-pocket travel, lodging and meal expenses. The chairman of the Audit Committee received an annual fee of $4,000. All other committee chairmen and the Lead Outside Director each received an annual fee of $2,000.

All non-employee directors also received an annual stock grant of shares equal to $45,000 in whole shares as determined by the closing market price for a share of common stock on the date of grant rounded down to the nearest whole share. Non-employee directors are required to own one-times their annual board compensation in company stock within three years of first being elected to the board.

Badger Meter Deferred Compensation Plan for Directors.    Directors may elect to defer their compensation, in whole or in part, in a stock and/or cash account of the Badger Meter Deferred Compensation Plan for Directors.

Our non-employee directors do not participate in any incentive plans or pension plans, and receive no perquisites, benefits or other forms of compensation, other than as disclosed above. New directors receive a one-time grant of 6,000 stock options following the annual meeting of their first election by shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Compensation and Governance Committee interlocks or insider participation.

ADVISORY VOTE TO APPROVE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed below, we have designed our executive compensation program to attract, motivate, reward, and retain senior management required to achieve our corporate objectives and to increase long-term shareholder value.

As required by Section 14A of the Securities Exchange Act, we are providing our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. This advisory vote commonly referred to as “Say on Pay” is not binding. However, our board of directors and the compensation and governance committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, and compensation tables and any related material disclosed above in this proxy statement, is hereby APPROVED.

In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis on pages 12 to 17, as well as the information contained in the Compensation Tables on pages 18 to 26.

We employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package that is targeted at the median of our peer companies;

•	A total compensation package that is structured so that a majority of compensation opportunities are delivered through short- and long-term incentives;

•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;

•

A long-term incentive program that, in keeping with prevailing industry practice, is significantly driven by our relative total shareholder return as compared to other industry peers, along with a mix of stock options and restricted stock to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.

Furthermore, we do not currently use employment contracts with our executive officers nor provide severance protection other than following a change-in-control of our company. We believe our change-in-control protections are in the best interests of our shareholders. Further, we maintain double-trigger protection (requiring a change-in-control and subsequent employment termination) following a change-in-control for any executive officer, including our NEOs.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the non-binding advisory resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE NON-BINDING ADVISORY RESOLUTION ABOVE.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2011 regarding total shares subject to outstanding stock options, warrants and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 1)(#)
Equity compensation plans approved by security holders
STOCK OPTION PLANS*	214,550	29.41	0
2007 DIRECTOR STOCK GRANT PLAN	N/A	N/A	0
2011 OMNIBUS INCENTIVE PLAN	30,540	36.59	633,348
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	245,090	30.30	633,348

*	Includes outstanding grants made under earlier Stock Option Plans. All securities available for future issuance from the earlier Plans were rolled into the 2011 Omnibus Incentive Plan.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (referred to as the Audit Committee) is established by the Board of Directors (referred to as the Board) for the primary purpose of assisting the Board in the oversight and integrity of the company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the work of the independent auditors, and system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee meets at least quarterly and reports to the Board regularly. It met five times in 2011.

The Audit Committee is vested with all responsibilities and authority required by Rule 10A-3 under the Securities Exchange Act of 1934. It is comprised of the four members of the Board of Directors named below, each of whom is independent as required by the New York Stock Exchange and U.S. Securities Exchange Commission rules currently in effect. The Board evaluates the independence of the directors on at least an annual basis. All four members of the Audit Committee have been determined by the Board to be financial experts as defined by Securities and Exchange Commission rules. The Audit Committee acts under a written charter available on the Company’s website at www.badgermeter.com.

Management of the company has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements as of and for the year ended December 31, 2011, including discussion regarding the propriety of the application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited 2011 financial statements with our independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

Additionally, the Audit Committee has done, among other things, the following:

•

met with Ernst & Young LLP, with and without management present, to discuss the results of their audit examinations, their evaluations of the internal controls, and the overall quality of the financial reporting, as well as the matters required to be discussed by professional standards and regulatory requirements as currently in effect.

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with the company’s management and Ernst & Young LLP;

•

discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees;” and

•	Received the written disclosures and the letter from Ernst & Young LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the PCAOB.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee have approved the foregoing report.

Audit and Compliance Committee

    Thomas J. Fischer, Chairman

    Gale E. Klappa

    Steven J. Smith

    Todd J. Teske

PRINCIPAL ACCOUNTING FIRM FEES

Fees for professional services provided by the independent registered public accounting firm in each of the last two fiscal years is as follows:

	2011	2010
Audit(1)	$397,500	$388,400
Audit Related(2)	5,200	14,500
Tax	0	0
All other Fees	0	0

Total Fees	$402,700	$402,900

(1)	Includes annual financial statement audit, review of our quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Represents accounting and advisory services related to technical accounting consultations, financial reporting, adoption of new and proposed accounting standards and audits of purchase accounting activities.

As part of its duties, the Audit Committee pre-approves services provided by Ernst & Young LLP. In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 the Audit Committee has reviewed all 2011 audit services provided by Ernst & Young LLP to make sure they were compatible with maintaining the independence of Ernst & Young LLP. There were no additional non-audit services performed in 2011.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2012, as well as its internal control over financial reporting as of December 31, 2012, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of ratifying Ernst & Young LLP as the company’s independent registered public accounting firm. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may choose to vote for you on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the company, even if you do not provide voting instructions to such nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports concerning the ownership of our equity securities with the Securities and Exchange Commission and us. Based solely on a review of the copies of such forms furnished to us, we believe that all reports required by Section 16(a) to be filed by our insiders were filed on a timely basis.

OTHER MATTERS

The cost of solicitation of proxies will be borne by us. Brokers, nominees and custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by us for out-of-pocket and reasonable clerical expenses.

The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented at the Annual Meeting by others. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.

A shareholder wishing to include a proposal in the proxy statement for the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (referred to as Rule 14a-8), must forward the proposal to our Secretary by November 16, 2012.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2013 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Restated By-Laws, to our Secretary not less than 60 days and not more than 90 days prior to the second Saturday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 between January 13, 2013 and February 12, 2013, then the notice will be considered untimely and we will not be required to present such proposal at the 2013 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2013 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2013 Annual Meeting may exercise discretionary voting power with respect to such proposal.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for our fiscal year ended December 31, 2011. The information under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K and the information under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statement contained in the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement. The Form 10-K is posted on our Web site at www.badgermeter.com. We will provide a copy of this Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245036, Milwaukee, Wisconsin 53224-9536; (414) 355-0400.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement.

Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing or calling the Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245306, Milwaukee, WI, 53224-9536; (414) 355-0400.

By Order of the Board of Directors

William R. A. Bergum

Secretary

March 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2012

The notice of annual meeting, proxy statement, form of proxy card and our annual report on Form 10-K are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp

As an alternative to completing this form, you may enter your voting instructions by telephone at 1-800-PROXIES, or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. If you vote your proxy by Internet or by telephone, please do not mail back the proxy card.

PROXY

2012 ANNUAL MEETING OF SHAREHOLDERS

BADGER METER, INC.

The undersigned hereby appoints Richard A. Meeusen, Richard E. Johnson and William R. A. Bergum, or any of them, as proxies for the undersigned at the Annual Meeting of Shareholders of Badger Meter, Inc. to be held at Racine Federated, Inc., a subsidiary of Badger Meter, Inc., 8635 Washington Avenue, Racine, Wisconsin 53406, on Friday, April 27, 2012, at 8:30 a.m., local time, to vote the shares of stock which the undersigned is entitled to vote at said Meeting or any adjournment or postponement thereof, hereby revoking any other Proxy executed by the undersigned for such Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR each nominee identified in Proposal 1 and FOR Proposals 2 and 3. This Proxy is being solicited on behalf of the Board of Directors.

COMPLETE AND SIGN BELOW. DETACH AND RETURN USING THE ENVELOPE PROVIDED.

The Board of Directors recommends a vote FOR each nominee identified in Proposal 1 and FOR Proposals 2 and 3.

BADGER METER, INC. 2012 ANNUAL MEETING

1.   ELECTION OF DIRECTORS:

ONE-YEAR TERM:	1 – Ronald H. Dix 4 – Gail A. Lione 7 – Steven J. Smith	2 – Thomas J. Fischer 5 – Richard A. Meeusen 8 – Todd J. Teske	3 – Gale E. Klappa 6 – Andrew J. Policano

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below)

 (INSTRUCTION: To withhold authority to vote for a nominee, write the nominee’s name in the space provided below.)

2.  ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP as independent registered public accountants for 2012.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Dated , 2012

Please sign exactly as your name appears on your stock certificate as shown directly to the left. Joint owners should each sign personally. A corporation should sign in full corporate name by duly authorized officers. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.